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     FORM 4                   U.S. SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
                                       Washington, D.C. 20549

                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                   of 1935 or Section 30(f) of the Investment Company Act of 1940
                                                                                   OMB Number:3235-0287
                                                                                   Expires:April 30,
                                                                                   1997
                                                                                   Estimated average
                                                                                   burden
                                                                                   hours per response
                                                                                   0.5




1. Name and Address of       2.  Issuer Name and Ticker or Trading     6. Relationship of Reporting
Reporting Person*             Symbol                                    Person to Issuer
                              X-Ramp.com, Inc. (XRMP)                   (Check all applicable)
Oldfield Richard  J.
(Last)   (First)  (Middle).                                            X  Director          X    10%
                                                                      Owner
3104 Overbrook Dr.
 (Street)                                                              X  Officer (give      Other
                                                                      (Specify
Port St. Lucie,  FL                                                           title             below)
34952                                                                         below)
(City)   (State)  (Zip)
                                                                              President

                            3. I.R.S.          4.  Statement for
                              Identification   Month/Year
                              Number of        April 2000
                              Reporting
                              Person, if an
                              entity
                              (Voluntary)
                                               5.  If Amendment,
                                                 Date of Original
                                                 (Month/Year)
                                       Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security        2.      3.          4.  Securities Acquired   5.  Amount  6.         7.  Nature
(Instr. 3)                    Tran  Tranactio   (A)                       of        Ownersh  of Indirect
                              s-    n Code      or Disposed of (D)        Securiti  ip       Beneficial
                              acti  (Instr.     (Instr. 3,4, and 5)       es        Form:    Ownership
                              on    8)                                    Benefici  Direct   (Instr. 4)
                              Date                                        ally      (D) or
                              (Mon                                        Owned at  Indirec
                              th/D                                        End of    t (I)
                              ay/                                         Month     (Instr.
                              Year                                        (Instr.   4)
                              )                                           3 and 4)
                                     Code    V     Amount      (A)   Price
                                                          or
                                                          (D)
Common                       4/24/0  S           5,000       D     $.30    3,820,970
                            0
Common                       4/26/0  J             37,500      D             3,783,470
                              0
Common                       4/26/0  J             62,500      D             3,720,970
                              0












Reminder: Report on a separate line for each class of securities beneficially owned directly or
indirectly                                                                                     (over)
(Print or Type Responses)                                                             SEC 1473 (8-92)
FORM 4 (continued)     Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                            (e.g. puts, calls, warrants, options, convertible securities)
1.  Title of     2.     3.      4.         5.  Number   6.  Date    7.  Title and  8.    9.Nu  10.O  11.
Derivative      Conve  Trans-   Transact  of         Exercisable   Amount of    Pric  m-    wner- Natur
Security        r-     action   ion Code  Derivativ  and           Underlying   e of  ber   ship  e of
(Instr. 3)      sion   Date     (Instr.   e          Expiration    Securities   Deri  of    Form  Indir
                or     (Month   8)        Securitie  Date          (Instr. 3    v-    Deri  of    ect
                Exerc  / Day/             s          (Month/Day/   and 4)       ativ  v-    Deri  Benef
                ise    Year)              Acquired   Year)                      e     ativ  v-    icial
                Price                     (A) or                                Secu  e     ativ  Owner
                of                        Disposed                              rity  Secu  e     ship
                Deriv                     of (D)                                (Ins  riti  Seur  (Inst
                ative                     (Instr.                               tr.   es    ity:  r. 4)
                Secur                     3,4, and                              5)    Bene- Dire
                ity                       5)                                          fici  ct
                                                                                      ally  (D)
                                                                                      Owne  or
                                                                                      d at  Indi
                                                                                      End   rect
                                                                                      of    (I)
                                                                                      Mont  (Ins
                                                                                      h     tr.
                                                                                      (Ins  4)
                                                                                      tr.
                                                                                      4)
                                                        Date  Expi  Title    Amou
                                                     Exer- ra-            nt
                                                     cisab tion           of
                                                     le    Date           Numb
                                                                          er
                                                                          of
                                                                          Shar
                                                                          es
                                Code V      (A)    (D)





















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Explanation of Responses:
The disposition of the 37,500 shares were transferred to another shareholder for the payment of debt valued at $20,000.

The disposition of the 62,500 shares were transferred to another shareholder for the replacement of shares owed.




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.V. 1001 and 15 U.S.C. 78ff(a).




                           /s/ Richard J. Oldfield           June 15, 2000
                           **Signature of Reporting Person            Date



Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient                                   Page 2
See Instruction 6 for procedure.                            SEC 1473 (8-92)